Exhibit (g)(3)

Execution Copy

SECOND AMENDMENT

TO AMENDED, RESTATED AND CONSOLIDATED

CUSTODIAN AGREEMENT

This amendment, effective January 1, 2011, is made to the AMENDED, RESTATED AND CONSOLIDATED CUSTODIAN AGREEMENT, dated as of January 1, 2008 as it may be amended, supplemented, restated or otherwise modified from time to time, by and among each open-end management investment company identified on the signature page hereto (each, a “Fund”), and STATE STREET BANK AND TRUST COMPANY (“State Street” or the “Bank”) (the “Consolidated Agreement”).

WHEREAS, the Funds and the Bank wish to further amend the Consolidated Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto agree as follows:

1.	Amendment of the Consolidated Agreement.

(a)	The first paragraph of Section 6.3 is hereby amended in its entirety to read as follows:

“6.3. Corporate Action. If at any time the Bank is notified that an issuer of any Portfolio Security has taken or intends to take a corporate action (a “Corporate Action”) that affects the rights, privileges, powers, preferences, qualifications or ownership of a Portfolio Security, including without limitation, liquidation, consolidation, merger, recapitalization, reorganization, reclassification, subdivision, combination, stock split or stock dividend, which Corporate Action requires an affirmative response or action on the part of the holder of such Portfolio Security (a “Response”), the Bank shall notify the Fund promptly of the Corporate Action, the Response required in connection with the Corporate Action and the Bank’s deadline for receipt from the Fund of Proper Instructions regarding the Response (the “Response Deadline”). The Bank shall forward to the Fund all notices, information statements or other materials relating to the Corporate Action promptly after receipt of such materials by the Bank.”

(b)	Section 6.4 is hereby amended in its entirety to read as follows:

“6.4. Class Action Services. The Bank shall provide services with regard to class actions subject to the terms set forth in Appendix B to this Consolidated Agreement.”

(c)	Section 13 is hereby amended in its entirety to read as follows:

“13.	Contractual Settlement Services (Purchase/Sales).

13.1 The Bank shall, in accordance with the terms set out in this section, debit or credit the appropriate cash account of each Portfolio in connection with (i) the purchase of securities for such Portfolio, and (ii) proceeds of the sale of securities held on behalf of such Portfolio, on a contractual settlement basis.

13.2 The services described above (the “Contractual Settlement Services”) shall be provided for such instruments and in such markets as the Bank may advise from time to time. The Bank may terminate or suspend any part of the provision of the Contractual Settlement Services under this Consolidated Agreement at its sole discretion immediately upon notice to the applicable Fund on behalf of each Portfolio, including, without limitation, in the event of force majeure events affecting settlement, any disorder in markets, or other changed external business circumstances affecting the markets or the Fund.

13.3 The consideration payable in connection with a purchase transaction shall be debited from the appropriate cash account of the Portfolio as of the time and date that monies would ordinarily be required to settle such transaction in the applicable market. The Bank shall promptly recredit such amount at the time that the Portfolio or the Fund notifies the Bank by Proper Instruction that such transaction has been canceled.

13.4 With respect to the settlement of a sale of securities, a provisional credit of an amount equal to the net sale price for the transaction (the “Settlement Amount”) shall be made to the account of the Portfolio as if the Settlement Amount had been received as of the close of business on the date that monies would ordinarily be available in good funds in the applicable market. Such provisional credit will be made conditional upon the Bank having received Proper Instructions with respect to, or reasonable notice of, the transaction, as applicable; and the Bank or its agents having possession of the asset(s) (which shall exclude assets subject to any third party lending arrangement entered into by a Portfolio) associated with the transaction in good deliverable form and not being aware of any facts which would lead them to believe that the transaction will not settle in the time period ordinarily applicable to such transactions in the applicable market.

13.5. Simultaneously with the making of such provisional credit, the Portfolio agrees that the Bank shall have, and hereby grants to the Bank, a security interest in any property at any time held for the account of the Portfolio to the full extent of the credited amount, and each Portfolio hereby pledges, assigns and grants to the Bank a continuing security interest and a lien on any and all such property under the Custodian’s possession, in accordance with the terms of this Consolidated Agreement. In the event that the applicable Portfolio fails to promptly repay any provisional credit, the Bank shall have all of the rights and remedies of a secured party under the Uniform Commercial Code of The Commonwealth of Massachusetts.

13.6 The Bank shall have the right to reverse any provisional credit or debit given in connection with the Contractual Settlement Services at any time when the Bank believes, in its reasonable judgment, that such transaction will not settle in accordance with its terms or amounts due pursuant thereto, will not be collectable or where the Bank has not been provided Proper Instructions with respect thereto, as applicable, and the Portfolio shall be responsible for any costs or liabilities resulting from such reversal. Upon such reversal, a sum equal to the credited or debited amount shall become immediately payable by the Portfolio to the Bank and may be debited from any cash account held for benefit of the Portfolio.

13.7 In the event that the Bank is unable to debit an account of the Portfolio, and the Portfolio fails to pay any amount due to the Bank at the time such amount becomes payable in accordance with this Consolidated Agreement, (i) the Bank may charge the Portfolio for costs and expenses associated with providing the provisional credit, including without limitation the cost of funds associated therewith, (ii) the amount of any accrued dividends, interest and other distributions with respect to assets associated with such transaction may be set off against the credited amount, (iii) the provisional credit and any such costs and expenses shall be considered an advance of cash for purposes of the Consolidated Agreement and (iv) the Bank shall have the right to setoff against any property and to sell, exchange, convey, transfer or otherwise dispose of any property at any time held for the account of the Portfolio to the full extent necessary for the Bank to make itself whole.”

(d)	The following Paragraph (g) is hereby added at the end of Section 14.3:

“(g) Liability of Bank. The Bank shall be liable for the acts or omissions of an Eligible Foreign Custodian to the same extent as set forth with respect to sub-custodians generally in this Consolidated Agreement and, regardless of whether assets are maintained in the custody of an Eligible Foreign Custodian or a foreign securities depository, the Bank shall not be liable for any loss, damage, cost, expense, liability or claim resulting from nationalization, expropriation, currency restrictions, or acts of war or terrorism, or any other loss where the Eligible Foreign Custodian or foreign securities depository has otherwise acted with reasonable care. The Bank shall be without liability to any Fund or Portfolio for any loss, liability, claim or expense resulting from or caused by anything that is part of Country Risk (as defined in the Delegation Agreement), including without limitation nationalization, expropriation, currency restrictions, insolvency of a Foreign Sub-custodian, acts of war, revolution, riots or terrorism.”

(e)	Section 14.4 is hereby amended in its entirety to read as follows:

“14.4. Insurance. The Bank need not maintain any special insurance for the benefit of the Fund. The Bank shall at all times maintain insurance coverages adequate for the nature of its operations, and shall provide Fund a memorandum of insurance summarizing its insurance coverages, upon request.”

(f)	Section 16.1 is hereby amended by replacing the first two sentences of such Section 16.1 in their entirety with the following:

“The term of this Consolidated Agreement shall continue through January 1, 2014 (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, this Consolidated Agreement shall automatically continue in full force and effect until either party terminates this Consolidated Agreement on at least six (6) months’ prior written notice to the other party.”

(g)	Section 17 is hereby amended in its entirety to read as follows:

“17. Confidentiality. The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or receiving services pursuant to this Consolidated Agreement and, except as may be required in carrying out this Consolidated Agreement, shall not be disclosed to any third party. The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Consolidated Agreement, or that is independently derived by any party hereto without the use of any information provided by the other party hereto in connection with this Consolidated Agreement, (ii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iii) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. Notwithstanding anything herein to the contrary, the Bank and its affiliates may report and use nonpublic portfolio holdings information of its clients, including a Fund or Portfolio, on an aggregated basis with all or substantially all other client information and without specific reference to any Fund or Portfolio.”

(h)	Section 28 is hereby renumbered as Section 30.

(i)	The following Sections 28 and 29 are hereby inserted immediately after Section 27:

“28. Regulation GG. Each Fund hereby represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) (“Regulation GG”). Each Fund hereby covenants and agrees that it shall not engage in an

Internet gambling business. In accordance with Regulation GG, each Fund is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Bank pursuant to this Consolidated Agreement or otherwise between or among any party hereto.

29. Data Privacy. The Bank will implement and maintain a written information security program that contains appropriate security measures to safeguard the personal information of the Funds’ shareholders, employees, directors and/or officers that the Bank receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.”

(j)	The attached Appendices B and C are hereby added to the Consolidated Agreement.

2.	Miscellaneous.

(a)	Terms used herein and not hereby defined shall have the meanings attributed to them in the Consolidated Agreement.

(b)	MassMutual hereby confirms that Appendix A to the Consolidated Agreement is true, correct and complete in all respects as of the date hereof.

(c)	Except as amended hereby, the Consolidated Agreement shall remain in full force and effect.

(d)	This Second Amendment to Consolidated Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each party hereto has caused this Second Amendment to the Consolidated Agreement to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

MML SERIES INVESTMENT FUND II

By:	/s/ Nicholas Palmerino
Name:	Nicholas Palmerino
Title:	CFO and Treasurer

MASSMUTUAL PREMIER FUNDS

By:	/s/ Nicholas Palmerino
Name:	Nicholas Palmerino
Title:	CFO and Treasurer

MASSMUTUAL SELECT FUNDS

By:	/s/ Nicholas Palmerino
Name:	Nicholas Palmerino
Title:	CFO and Treasurer

MML SERIES INVESTMENT FUND

By:	/s/ Nicholas Palmerino
Name:	Nicholas Palmerino
Title:	CFO and Treasurer

APPENDIX B

TO

Amended, Restated and Consolidated Custodian Agreement

between

State Street Bank and Trust Company and

each MassMutual open-end management investment company

identified on Appendix A of the Custodian Agreement

Class Action Filing Service

Each of the investment companies which is or may become a party to the Custodian Agreement (as defined below) (the “Client”) and STATE STREET BANK AND TRUST COMPANY, a bank and trust company organized under the laws of The Commonwealth of Massachusetts, with an office at One Lincoln Street, Boston, MA 02111 (“State Street”) agree as follows:

INTRODUCTION:

Pursuant to the Class Actions Services Selection Form (as defined below) attached as Annex I, the Client may request State Street to transmit information and notices it receives as Custodian for the securities held for the account of the Client pursuant to the Custodian Agreement (as defined below) and file proofs of claim in connection with class actions involving the Client’s U.S. Securities (as defined below). State Street is willing to carry out such transmission and filing on the terms set out in this Appendix B, including the Class Actions Services Selection Form. In the event of inconsistent terms, the terms and conditions contained in this Appendix B shall prevail over those contained in the Custodian Agreement with respect to the Service (as defined below).

IT IS AGREED:

1.	Interpretation

1.1	In this Appendix B, unless the context otherwise requires:

“Business Days” means those days on which The New York Stock Exchange is open for regular trading.

“Class Actions Services Selection Form” means that form annexed hereto as Annex I, as such may be amended by the parties hereto in writing.

“Custodian Agreement” means that certain custodian contract dated January 1, 2011 between each investment company that is or becomes a party thereto and State Street (as amended, modified or supplemented from time to time).

“Service” means the transmission, in accordance with the Class Actions Services Selection Form, of all written information actually received by State Street in its capacity as Custodian under the Custodian Agreement regarding any U.S. class action or other U.S. litigation in connection with the U.S. Securities then held, or previously held during the term of the Custodian Agreement by the Custodian for the account of the Client, including, but not limited to, opt-out notices and proof of claims forms, and, to the extent State Street has such information in its capacity as Custodian for the Client under the Custodian Agreement, the filing of proofs of claim in connection with such class actions.

“Term” has the meaning set forth in Section 6 of this Appendix B.

“U.S. Securities” means portfolio assets of the Client for which State Street is serving as Custodian for the Client pursuant to the Custodian Agreement and which are securities or other assets issued in the United States of America that are (i) the subject of litigation within the jurisdiction of the U.S. court system, and (ii) held, or that have been held during the term of the Custodian Agreement by State Street in its capacity as Custodian for the account of the Client, which assets have not been merged into another fund not covered by this Amendment.

1.2	General

(a)	A reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them.

(b)	The singular includes the plural and vice versa.

(c)	The word “person” includes, without limitation, an individual, a firm, an investment company, a body corporate or an unincorporated association.

(d)	The headings in this Amendment are for convenience only and shall not affect its interpretation.

2.	Appointment

The Client appoints State Street to act as its agent with respect to the Client for purposes of the Service for the Term and on the terms set out in this Amendment. Subject to receiving a duly completed and signed Class Actions Services Selection Form and a Limited Power of Attorney (Annex II), State Street

accepts such appointment and agrees to render the Service according to the terms set out in this Appendix B.

3.	Service

State Street agrees to provide the Service as soon as reasonably practicable subject to the terms of this Appendix B. The Client acknowledges that State Street can only notify the Client of relevant class actions when State Street has received notice of the class action and, after a reasonable opportunity to investigate, when State Street’s records as Custodian show that the Client is, or has been, a holder of the relevant U.S. Securities during the identified class action period. For avoidance of doubt, if a Client’s assets of U.S. Securities are transferred to another entity not covered by this Appendix B through merger or reorganization, then State Street shall have no responsibility to so transmit any information or file claims regarding class action suits relating to U.S. Securities for the Client.

State Street may only file claims on behalf of the Client on eligible positions held by it in its capacity as Custodian during the identified class action period. State Street will not file any claims for positions held by any other custodian.

4.	Charges

State Street shall be entitled to reasonable compensation for providing the Service to the Client, as agreed upon from time to time between the Client and State Street.

5.	Responsibility and Liability

With respect to the provisions of this Appendix B, the Client agrees and acknowledges the following:

5.1	As the Client’s agent, State Street will provide reasonable support in liaising with the class action administrator to resolve any queries arising from the Client’s participation in the class action. While State Street anticipates that it will be able to provide such support based on information already in its possession, the Client agrees to provide State Street with supporting information and documentation as State Street may reasonably require from time to time in connection herewith. State Street shall have no liability to the Client for any actions or omissions in connection with this paragraph if State Street is unable to obtain necessary supporting information and documentation from the Client to enable it to file the appropriate proof of claim.

5.2

The Client acknowledges that in relation to any proof of claim to be filed by State Street on behalf of the Client with respect to a class action, as indicated on State Street’s specific notification, it is important that only one claim is made on the Client’s behalf. Therefore, the Client acknowledges that it is responsible to ensure that there is no duplication of claims and will ensure that where a proof of claim is to be or is submitted by State Street pursuant to the terms of this Appendix B, no other party shall file a proof of claim for participation by the Client in the same eligible class action claim. The Client understands that duplication of claims could result in both claims being rejected and that State Street will have no responsibility should such duplication of claims occur. Should a third party be making a claim on the Client’s behalf, the Client will instruct State Street not to file a claim for the client in the relevant class action.

5.3	All warranties, representations, terms or duties express or implied by statute or otherwise in relation to the Service are hereby excluded, except those which by statute cannot be excluded.

5.4	In performing the Service and acting on the Client’s instructions, State Street is providing an administrative service and is not acting in a fiduciary capacity. The decision to participate in a class action through the filing of a proof of claim is solely the portfolio management responsibility of the Client.

5.5	The performance of the Service under this Amendment does not result in State Street assuming any of the obligations of the Client, its investment managers, any custodian or any other agent.

5.6	State Street shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or non-performance of its duties hereunder unless solely caused by or resulting from the gross negligence or wilful misconduct of State Street, its officers or employees. State Street shall be kept indemnified by the Client for any action taken or omitted by it in good faith without gross negligence. Instructions to State Street hereunder shall be provided in a manner consistent with the provisions of Section 9 of the Custodian Agreement and shall be deemed “Proper Instructions”.

5.7	State Street shall have no liability for any indirect, consequential, incidental, special, punitive or exemplary loss, damage or expense in contract, tort or other form of action arising out of or in connection with the Service even if State Street has been advised of the possibility or likelihood of the same occurring.

5.8

Notwithstanding anything contained in this Appendix B or the Custodian Agreement to the contrary, State Street’s cumulative liability under this Appendix B, in any event, for each calendar year with respect to the Client regardless of the form of action or legal theory shall be limited to its total annual compensation earned for the Service provided to the Client and fees payable hereunder for the Service during the preceding calendar year, or such other amount as the parties shall determine in a separate writing. In the case of a preceding calendar year which is not a full year, such amount shall be for the effective period. This shall be the sole remedy of

Client for any loss or damage resulting from State Street’s performance or non-performance of its duties under this Appendix B with respect to the Service.

5.9	State Street shall not be responsible or liable for any failure or delay in performance of its obligations under this Amendment arising out of or caused, directly or indirectly, by events of force majeure.

5.10	Without limiting the generality of the foregoing, to the extent that any filing or other information is transmitted or received via Web-based or Internet services, State Street makes no representation or warranty that such transmission or receipt of information will be uninterrupted or error-free or that such information shall remain private and confidential. State Street has no control over the Internet and cannot guarantee that unauthorized parties may not be able to decrypt encrypted messages. Accordingly, in no event shall State Street be liable for any loss, damage, expense or other harm or injury arising out of (i) the performance or non-performance of the Internet or network services used in connection with the transmission or receipt of information over the Internet, including without limitation, the receiving party’s Internet service provider or browser or any other software or (ii) the unauthorized interception or decryption of information transmitted or received via the Internet or network services.

5.11	After the termination of this Appendix B in accordance with Section 6 below, State Street shall have no responsibility to file any proofs of claim for class actions previously notified to the Client or received after such termination and, accordingly, State Street shall have no further responsibility to provide the Service herein to the Client after such termination.

In the event that State Street receives written notice that the Client no longer desires the Service, but the Custodian Agreement remains in full force and effect, State Street shall transmit to the Client all written information received by State Street regarding any class action or other litigation in connection with U.S. Securities, including, but not limited to, opt-out notices and proof-of-claim forms. For avoidance of doubt, upon and after the effective date of any termination of the Custodian Agreement, the Custodian shall have no responsibility to so transmit any such information.

6.	Term and Termination

This Appendix B shall become effective as of the date State Street receives the duly completed and signed Class Actions Services Selection Form and shall continue in full force and effect until (i) State Street receives written notice that the Client no longer desires the Service or (ii) the Custodian Agreement is terminated, whichever is the sooner (the “Term”).

For the avoidance of doubt, this Amendment shall terminate immediately upon the termination of the Custodian Agreement, regardless of the reason for the termination, and State Street shall have no further obligations to the Client to provide the Service hereunder.

7.	Notices

Notices and other communications to be given by one party to the other under this Appendix B shall be addressed to the receiving party at the address below, or to such other address or number as that party may from time to time specify in writing to the other for the purpose.

if to State Street at:	State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, Massachusetts 02171
Attn: Arthur R. Pelissier, Vice President

with a copy to:	State Street Bank and Trust Company
200 Clarendon Street
Boston, Massachusetts 02116
Attention: MassMutual Client Manager
Fax No.: 617-937-6033
Phone No.: 617-937-3911

if to Client:	[Name of Client]
1295 State Street
Springfield, MA 01111 Attention: President of the Fund With a copy to: Secretary/Clerk of the Fund

8.	Miscellaneous

8.1	No failure on the part of any party to exercise, and no delay on its part in exercising, any right or remedy under this Appendix B will operate as a waiver, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of that right or remedy, or the exercise of any other right or remedy. The rights and remedies provided in this Appendix B are cumulative and not exclusive of any rights or remedies provided by law.

8.2	This Appendix B shall not be assignable by either party without the prior written consent of the other party, except that State Street may assign its rights and obligations under this Appendix B to an affiliate. Any successors or assignees of the Client or State Street shall be bound by this Appendix B.

8.3	This Appendix B may be amended only by written agreement between the parties.

8.4	This Appendix B may be executed in separate counterparts, each of which shall be an original, but which together shall constitute one and the same agreement.

8.5	This Appendix B constitutes the complete and exclusive agreement of the parties with regard to the Service. It supersedes and terminates as of its effective date, all prior oral or written agreements, arrangements or understandings between the parties relating to the Service.

9.	Governing Law and Jurisdiction

This Appendix B and the construction performance and validity of it shall be governed by the laws of The Commonwealth of Massachusetts without regard to its conflict-of-law principles.

ANNEX I

State Street Bank And Trust Company CLASS ACTIONS SERVICES SELECTION FORM

CLIENT NAME:	MassMutual Select Funds DATE: 5/12/11
MML Series Investment Fund
MassMutual Premier Funds
MML Series Investment Fund II

CLASS ACTION NOTICES

Please select from the options listed below if you would like written notices relating to class actions forwarded to you by State Street Bank and Trust Company (“State Street”). Such notices would include only those which are received by State Street from its agents or subcustodians or from issuers of securities currently or formerly held in your account(s) while a customer of State Street.

☒ DO NOT FORWARD any class action notices

☐ FORWARD all class action notices to the following party:

Attention:

FILING FOR PARTICIPATION IN CLASS ACTIONS

If you want State Street to file or take any other action on your behalf for participation in any U.S. class actions in connection with U.S. securities currently or previously held in your account, you must direct State Street. Fees for this service will be as agreed to from time to time by you and State Street. You may establish a standing instruction by selecting the first option below or you may direct State Street on a case by case basis. Directions on a case-by-case basis must be received 10 business days* prior to the deadline for filing or taking other action as stated in the relevant materials and in accordance with the terms of Appendix B to the Custodian Agreement with State Street. Please note that if you do elect to have State Street file on your behalf, we will NOT file for you to be lead plaintiff in any class action lawsuits or to be excluded from a class for any particular class action without your express prior direction. State Street will not file on your behalf without a valid direction. If you wish to have another party file on your behalf to participate in any class action, State Street may provide such transaction records as may be required, subject to the fees agreed to from time to time. If State Street files a class action claim on your behalf and any proceeds are realized therefrom, the proceeds will be applied back to the affected fund.

ERISA TRUST CLIENTS ONLY: please note that any standing instruction set forth below will not apply to class actions involving employer securities (as defined in ERISA section 407) held in any ERISA trusts. State Street will require an independent direction should you choose to participate or not participate in any such class actions.

*	Requests received with less than 10 business days notice will be processed on a reasonable efforts basis

Please choose one of the following:

☒ File on my behalf to participate in all U.S. class actions for which you reasonably believe I may be eligible. Your filing determination shall be based solely upon your own records of securities currently or previously held in my account(s) at State Street without any further review or inquiry by you. State Street is hereby authorized to submit any such filings or data required for any filings electronically, including via e-mail, where possible.

☐ Do not file on my behalf for any class actions. You will be directed as described above when and if you are requested to file on my behalf.

☐ Do not file on my behalf for any class actions, but forward transaction records to the following party:

LIMITATION ON LIABILITY

The Service provided by State Street shall be defined in and be governed by Appendix B to the Custodian Agreement and this Class Action Services Selection Form.

State Street shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or non-performance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of State Street, its officers or employees. State Street shall not be liable for any special, indirect, incidental or consequential damages of any kind whatsoever (including, without limitation, attorneys fees) arising out of any act or failure to act hereunder. In any event, State Street’s cumulative liability during each calendar year relating to any class action services, regardless of the form of action or legal theory shall be limited in amount as Client and State Street from time to time agree. This shall be the sole remedy of Client for any loss or damage resulting from State Street’s performance or non-performance of its duties under the Agreement with respect to the Service. State Street shall not be responsible or liable for any failure or delay in performance of its obligations under the Agreement arising out of or caused, directly or indirectly, by events of force majeure.

Without limiting the generality of the foregoing, to the extent that any filing or other information is transmitted or received via Web-based or Internet services, State Street makes no representation or warranty that such transmission or receipt of information will be uninterrupted or error-free or that such information shall remain private and confidential. State Street has no control over the Internet and cannot guarantee that unauthorized parties may not be able to decrypt encrypted messages. Accordingly, in no event shall State Street be liable for any loss, damage, expense or other harm or injury arising out of (i) the performance or non-performance of the Internet or network services used in connection with the transmission or receipt of information over the Internet, including without limitation, the receiving party’s Internet service provider or browser or any other software or (ii) the unauthorized interception or decryption of information transmitted or received via the Internet or network services.

STANDING INSTRUCTIONS

State Street is hereby instructed to implement the procedure(s) in regard to class actions notices and filings as specified herein. These standing instructions shall supersede all prior directions relating to class actions and shall remain in effect until otherwise modified or until the termination of any custodian or trust agreement applicable to you.

/s/ Nicholas H. Palmerino
Signature

CFO and Treasurer
Title

ANNEX II

LIMITED POWER OF ATTORNEY

MassMutual Select Funds, MML Series Investment Fund, MassMutual Premier Funds, MML Series Investment Fund II (“Client”) does hereby grant a limited power of attorney to State Street Bank and Trust Company (“Agent”) or any of its directors, officers or employees (from time to time duly appointed or authorized in writing by Agent for the purposes herein, the certificate of Agent of such appointment to be final and conclusive) to be Client’s attorney or attorneys for and in the name of Client or otherwise, with full powers of substitution from time to time, to sign and execute all documents relating to class action lawsuits and to perform all acts and things Agent considers expedient or necessary for Client’s participation in class action lawsuits.

Client does hereby declare that each and every receipt, deed, matter and thing which shall be given, made, executed or done by the attorney for the purposes hereunder shall be as good, valid and effectual to all intents and purposes as if the same had been signed, sealed, delivered, given, made, or done by Client.

Client does hereby further undertake at all times to ratify whatever the attorney shall lawfully do or cause to be done in or concerning the premises by virtue of this power of attorney.

NAME OR LEGAL ENTITY OR ENTITIES

MassMutual Select Funds

MML Series Investment Fund

MassMutual Premier Funds

MML Series Investment Fund II

By:	/s/ Nicholas Palmerino
Title:	CFO and Treasurer
Date:	5/12/11